MHM

Mayer Hoffman McCann P.C.
700 W 47th St Ste 1100 ▪ Kansas City, MO 64112
Main: 816.945.5600 ▪ Fax: 816.897.1280 ▪ www.mhmcpa.com

February 27, 2020

U.S. Securities and Exchange Commission
450 Fifth Street N.W.
Washington, DC 20549

RE: Masterworks 001, LLC Form 1-U (File No. 024-10876)

We have read the statements made by Masterworks 001, LLC (copy attached), which we understand will be filed with the Securities and Exchange Commission, pursuant to Item 4(a) of Form 1-U, as part of the Form 1-U of Masterworks 001, LLC dated February 27, 2020. We agree with the statements concerning our Firm in such Form 1-U.

With respect to all other matters, we have no basis to either agree or disagree with the statements made therein.

Very truly yours,

Mayer Hoffman McCann P.C.

Mayer Hoffman McCann P.C.
Kansas City, Missouri